Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

Exhibit 10.1

AMENDMENT NO. 4 TO SERVICING AGREEMENT
This Amendment No. 4 to Servicing Agreement (“Amendment No. 4”) is made and entered into as of the latest date signed below (“Amendment Effective Date”) by and between Blackhawk Network, Inc., an Arizona corporation (“Servicer”), and MetaBank, dba Meta Payment Systems, a federal savings bank (“Bank”) and relates to that certain Servicing Agreement dated March 30, 2012, by and between Servicer and Bank, as amended by Amendment No. 1 to Servicing Agreement, dated November 5, 2012 (“Amendment No. 1”), Amendment No. 2 to Servicing Agreement, dated October 31, 2013 (“Amendment No. 2”), the First Addendum to Servicing Agreement, dated May 30, 2014 (“Addendum No. 1”), Amendment No. 3 to Servicing Agreement, dated June 13, 2014 (“Amendment No. 3”) and the Second Addendum to Servicing Agreement, dated October 1, 2015 (“Addendum No. 2”)(together, the “Agreement”). Each of Servicer and Bank may be referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used herein but not otherwise defined in this Amendment shall have the meaning assigned to them in the Agreement (as hereinafter defined and as amended herein).
RECITALS
Whereas, the Parties desire to amend the Agreement as more fully set forth below.
AGREEMENT
NOW, THEREFORE, each of the Parties for good and valuable consideration exchanged and intending to be legally bound, hereby mutually agree as follows:

1.	The following sentence will be added to the end of Section 3.1:
“Bank will be Servicer’s preferred issuer of network branded prepaid Programs and Servicer will use commercially reasonable efforts, provided Bank continues to meet its commitments under this Agreement, to have [**] of the annual United States transaction dollar volume of Programs to be issued by Bank.”

2.	The first sentence of Section 9.1 is hereby deleted in its entirety and replaced with the following:
“The term of the Agreement shall commence of the Effective Date and continue until December 31, 2023 (the “Initial Term”) unless terminated earlier as provided below. In the event that Servicer terminates the Agreement for any reason other than Bank’s fraud, gross negligence, material breach of contract or pursuant to Section 9.4 before January 1, 2022, Servicer will pay to Bank a termination fee as follows:

Termination prior to January 1, 2019: $20,000,000;
Termination on or after January 1, 2019 but before January 1, 2020: $15,000,000;
Termination on or after January 1, 2020 but before January 1, 2021: $7,500,000; or
Termination on or after January 1, 2021 but before January 1, 2022: $5,000,000.”

3.	Section 9.4 Suspension Rights is hereby deleted in its entirety and replaced with the following:
“If Servicer determines in its reasonable discretion that any activity under the Program, or any feature thereof, violates Applicable Law or if any Applicable Law or action from a Regulatory Authority places the Program in a position where Servicer (in Servicer’s reasonable discretion) cannot operate pursuant to this Agreement either: (i) in a manner that is compliant with Applicable Law or such Regulatory Authority action, or (ii) in a manner that does not have a material adverse economic impact upon Servicer, then, Servicer and Bank shall meet and confer, through their President’s or CEOs, to attempt to resolve those concerns in good faith within sixty (60) days of notice thereof. If the concerns are not resolved in good faith within 60 days, then Servicer shall have the right, acting reasonably, to cease or cause the cessation of the subject activity in any jurisdiction where to not do so would violate Applicable Law, provided, however, that Servicer shall have provided Bank prompt (at least thirty (30) days’ prior) written notice of its decision to cease or cause the cessation of the subject activity.”

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

4.	Section 14.8 Notices is hereby deleted in its entirety and replaced with the following:
“All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other Party at the address set forth below. All such notices, requests, and approvals shall be deemed given upon the earlier of receipt of facsimile transmission during normal business day or actual receipt thereof. All such notices, requests and approvals shall be addressed to the attention of:

Bank to:	MetaBank d/b/a Meta Payment Systems 5501 S. Broadband Lane Sioux Falls, SD 57108 Attention: General Counsel Facsimile Number: (605) 338-0596

Servicer to:	Chief Executive Officer Blackhawk Network, Inc. 6220 Stoneridge Mall Road Pleasanton, CA 94588 Facsimile Number: (925) 226-9083

With Copy to:	Blackhawk Network, Inc. 6220 Stoneridge Mall Road Pleasanton, CA 94588 Attn: Legal Department – General Counsel Facsimile Number: (925) 226-9728

5.
Schedule E is hereby added to the Agreement as set forth on Attachment 1 to this Amendment No. 4 and the following paragraph is added immediately following the first paragraph of Section II(b) of Schedule A to the Agreement, as amended by Amendment No. 3 to the Servicing Agreement:

[**]

6.	Schedule D to the Agreement is hereby deleted in its entirety.

7.	Section II(d) of Schedule A is hereby deleted in its entirety and replaced with the following:
“The parties agree to meet once every calendar quarter during the Initial Term and any Renewal Term, as applicable, to review the methodology set forth in Section II(b) of Schedule A and negotiate in good faith an equitable adjustment to such methodology, if necessary, for the next calendar quarter in light of various relevant factors, including, without limitation, changes in the redemption rates of the Subject Cards. the amount of legally permitted breakage of the Subject Cards (which shall be calculated based upon applicable unclaimed property laws. regulations and guidance from state unclaimed property administrators in connection with the anticipated Card Balances (per state) to which such laws would apply in that next calendar quarter), the actual and projected volume of sales of the Subject Cards in the stores of Servicer's Alliance Partners, the expansion or contraction of Servicer 's Alliance Partner network, increases and decreases in the costs associated with the services provided by Servicer hereunder, regulatory changes, and any other factors that affect the economics of the distribution of the Subject Cards. The analysis used to support any prospective change in the Supplemental Fee shall include assumptions with respect to projected sales volumes and redemption rates with the objective that the forecasted cumulative differences in Supplemental Fees and unredeemed Card Balances will approximate zero by the end of the then current term of the Agreement. In no event shall there be any retroactive adjustment made to or refund of the amount of the Supplemental Fees theretofore payable to Servicer hereunder. In the event that the Parties are unable through good faith negotiation to agree on an equitable adjustment to the amount of the Supplemental Fee, and either Party can reasonably demonstrate that it will realize a material adverse economic impact resulting from the then-current Supplemental Fee, as applicable, then either Party can terminate upon one hundred twenty (120) days' notice (the “Termination Notice Period”) to the other Party the obligations set forth in (i) paragraphs (b) and (c) of Section II of this Schedule A, and (ii) the first sentence of this paragraph (d) of Section III of this Schedule A; provided, however, any such obligations associated

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

with Subject Cards sold before the end of the Termination Notice Period shall continue to survive such termination.”

8.
Except as specifically modified by this Amendment No. 4, the Agreement shall remain in full force and effect. This Amendment No. 4 may not be amended or modified except pursuant to a written agreement signed by each of the Parties hereto. This Amendment shall bind, and inure to the benefit of, Servicer and Bank and their successors and permitted assigns. This Amendment No. 4 may be executed in counterparts, which execution may be by facsimile or other electronic means, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment is executed by the Parties’ authorized officers or representatives and shall be effective as of the Amendment Effective Date.

Blackhawk Network, Inc.		MetaBank, dba Meta Payment Systems

By:	/s/ Jerry Ulrich	By:	/s/ Brad Hanson
Name:	Jerry Ulrich	Name:	Brad Hanson
Title:	CFO&CAO	Title:	President
Date:	5/6/2016	Date:	5/6/2016

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission.

Attachment 1

SCHEDULE E

SUPPLEMENTAL FEE RATES

Calendar Quarter of Card Activation	Applicable Supplemental Fee Rate*
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
AFTER [**]	[**]

* The calculated Supplemental Fee is payable [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.